Exhibit 99.3

RACI HOLDING, INC.

870 Remington Drive

Madison, North Carolina 27025

[Name of Shareholder]                                                                                                                                                                                      1/4/05

Dear Stockholders:

        On behalf of the Board of Directors, the Annual Meeting of Stockholders will be held on Thursday, February 10, 2005 at the office of Clayton, Dubilier & Rice, 375 Park Avenue, New York, NY 10152, commencing at 8:30 a.m.

        At the Annual Meeting of Stockholders, the Stockholders will consider and act upon the following:

          (1)            The election of the following twelve (12) persons to the Board of Directors:

                           Leon J. (Bill) Hendrix
                           Thomas L. Millner
                           Thomas E. Ireland
                           Bobby R. Brown
                           Richard A. Gilleland
                           Richard E. Heckert
                           Hubbard C. Howe
                           Michael G. Babiarz
                           H. Norman Schwarzkopf
                           B. Charles Ames
                           Thomas L'Esperance
                           Stephen C. Sherrill

        The persons named in the enclosed proxy will vote to elect the above-listed Nominees to serve as Directors until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified, unless authority to vote for any of the Nominees is withheld by marking the proxy to that effect.

            (2)     The ratification of the appointment of PricewaterhouseCoopers L.L. P. as RACI Holding, Inc.'s independent auditors. The persons named in the enclosed proxy will vote to so ratify, unless authority to vote to so ratify is withheld by marking the proxy to that effect.

            YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THESE PROPOSALS.

            The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting of Stockholders. However, if any such other matters are presented for action, the persons named in the enclosed proxy intend to vote on such matters in accordance with their discretion.

            Please take a moment now to sign, date and mail your proxy in the enclosed postage-paid envelope.

            Thank you for your interest and consideration.

                                                  By order of the Board of Directors
                                               --------------------------------------------------------

                                               --------------------------------------------------------
                                                   /S/  Stephen P. Jackson, Jr.
                                                   Stephen P. Jackson, Jr., Secretary

IMPORTANT

        Please sign, date and return your proxy promptly in the enclosed envelope to authorize the voting of your shares. This will save the expense of a follow-up mailing.